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EXHIBIT 99.2

Raytheon Reports Record Third Quarter Revenue

                             FOR IMMEDIATE RELEASE

Contact:
Toni Simonetti
781.860.2539
http://www.raytheon.com

RAYTHEON REPORTS RECORD THIRD QUARTER REVENUE

Greece selects Raytheon for up to $1.5 billion in missile defense, trainer aircraft

          LEXINGTON, Mass. (October 20, 1998) -- Raytheon Company (NYSE: RTNA,
RTNB) today reported third quarter 1998 earnings of $295 million excluding non-recurring charges, on record sales of $4.7 billion, or $0.86 per diluted share based on 341.5 million shares outstanding. For the third quarter of 1997, net income was $211 million, or $0.88 per diluted share, based on 240.3 million shares of stock outstanding.

          Sales and operating income for the third quarter of 1998, excluding non-recurring items, increased 38 percent and 57 percent, respectively, compared to last year, reflecting the merger with Hughes defense in late 1997.

          Raytheon had previously indicated it would take non-recurring charges in the third quarter. These charges are:

     A restructuring charge of $50 million after tax for additional downsizing of facilities at Raytheon Engineers & Constructors (RE&C);

     A charge of $180 million after tax for a change in estimate on certain contracts and contract claims at RE&C. In accordance with the company's accounting practices, the charge resulted in a $310 million reduction in net sales; and

     A special charge of $54 million after tax at Commercial Electronics to exit a business, which includes a Korean joint venture.

          These charges total $284 million on an after-tax basis, or $0.83 per diluted share.

          "We are reporting strong bottom-line results at both Raytheon Systems Company and Raytheon Aircraft," said Dennis J. Picard, Raytheon chairman and chief executive officer. He said that both the Raytheon Marine and Cedarapids business units, which are part of the Commercial Electronics group, are well ahead of their 1997 performance.

          "At Raytheon Engineers & Constructors, we have identified certain problems and are well on our way to correcting them," he added.

          Including the non-recurring special charges, third quarter 1998 net income was $11 million, or $0.03 per diluted share, on sales of $4.4 billion.

          "Raytheon has many strengths - including an impressive depth and breadth of technology and the best margins in the defense electronics business," said Daniel P. Burnham, Raytheon president and chief operating officer. "We intend to use those strengths to seek out growth opportunities and become the most productive competitor in each of our segments." Burnham will succeed Picard as chief executive officer on December 1. Picard will continue as chairman of the board.
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          Picard noted that Raytheon was selected earlier this month to provide nearly $1.5 billion in missile systems and military trainer aircraft to Greece; potentially more than $1.1 billion for Patriot Air Defense Systems; $145 million for an upgrade to Hawk Air Defense Systems; and more than $200 million for T6-A trainer aircraft.

          "The awards from the Hellenic Ministry of Defense and Hellenic Air Force are great news for Raytheon, and are solid evidence that we are continuing to grow our business on the international front," he said. "The combination of higher performance and lower operating costs than competitive systems make Patriot far and away the best value air defense system available in the world today."

          Raytheon has deployed Patriot Missile Systems around the globe. The world's owners and operators of Patriot now include Germany, Israel, Japan, Kuwait, the Netherlands, Saudi Arabia, Taiwan, and the United States.

          Raytheon recently announced its intent to grow its existing businesses and capitalize on new emerging business opportunities through acceleration and expansion of cost reduction initiatives and the implementation of new productivity improvement efforts.

          The company's electronics businesses reported third quarter sales of $3.6 billion, an increase of 58 percent compared with the same period a year ago, and operating income of $573 million, a 73 percent increase compared with the same period a year ago. The increase was attributable primarily to the December 1997 merger with Hughes defense.

          Raytheon Systems Company (RSC), which already has an aggressive cost-reduction program underway, is accelerating and expanding these actions to further reduce employment levels, facility space and manufacturing capacity in order to remain competitive and address changing customer needs.

          RSC now plans to reduce employment by a total of 12 percent by the end of 1998 and another 4 percent in 1999, for a total reduction of 16 percent, or about 14,000 positions over a two-year period. This compares to the earlier target of a 10 percent reduction, or 8,700 positions, over two years. RSC will also close or downsize an additional eight major facilities in 1998 and 1999 beyond what was announced in January of this year.
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          "The past nine months have shown us that we have been able to move products and programs successfully with resulting significant cost reductions," said William H. Swanson, Raytheon Company executive vice president and CEO of RSC. "The successful move of our missile programs is the model we intend to follow."

          Among the reasons cited by Swanson for the additional employment and facility reductions are:

     To take advantage of additional opportunities for cost reduction and productivity;

     To increase utilization of company resources, including maximizing the use of facilities;

     To focus more clearly on core competencies and businesses;

     To meet the financial objectives established when RSC was created in January 1998.

          Also during the third quarter, RSC received a subcontract from Ingalls Shipbuilding division of Litton Industries for work on the next-generation DD 21 Destroyer Program for the U.S. Navy. Raytheon is teamed with Ingalls to develop one of two competing concept designs over a 14-month period for the opportunity to participate in producing 32 ships in the program.

          Raytheon Engineers & Constructors reported third quarter sales of $556 million, excluding non-recurring charges, compared with $554 million a year ago. Operating income, excluding the non- recurring charges, was $16 million, a 41 percent decrease compared with the same period a year ago. The engineering and construction markets have weakened significantly in the face of worldwide economic turmoil.

          "At RE&C, our plan to reduce costs, strengthen project execution, and become more selective on turnkey projects will result in improved cash generation and ultimately stronger bottom- line performance," said Picard.

          Raytheon Aircraft (RAC) reported third quarter sales of $572 million, compared with $594 million a year ago, and operating income of $68 million, an 11 percent increase compared with the same period a year ago. RAC continues to experience improved profit margins in all of its turbine aircraft product lines. Raytheon Aircraft's Travel Air fractional ownership program also contributed to the improvement in operating income. While RAC third quarter revenue is down slightly compared to last year, its year-to-date sales are ahead of last year, and a strong fourth quarter and year-end total is expected.

          During the quarter, Raytheon Travel Air sold its 100th aircraft share, after only just 12 months into the new program. Designed to offer business aviation to a broader range of customers, Raytheon Travel Air now has a fleet of 29 aircraft: nine Hawker 800XPs, 13 Beechjet 400As and seven King Air B200s.

          Earlier this month, RAC was selected by the Hellenic Ministry of Defense and Hellenic Air Force to provide primary trainer aircraft, the T-6A. While final terms for the program still need to be negotiated, the T-6A program is expected to be worth more than $200 million.
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          "The breadth of RAC's product line of aircraft and services is a competitive advantage in managing growth," said Burnham. "The company is well positioned for future growth with the introductions of three new aircraft. At the same time, RAC is capitalizing on the expanding aviation services markets."

          The company's total backlog at the end of the third quarter of 1998 was $22.1 billion, up from $13.5 billion a year ago, principally due to the merger with Hughes defense. The third quarter 1998 backlog includes U.S. government backlog of $14.1 billion, and does not include the recently announced awards from the Hellenic Ministry of Defense and Air Force.

          Debt, net of cash and marketable securities, was $9.9 billion at the end of the third quarter of 1998 compared with $10.1 billion at the end of the second quarter of 1998, and $9.8 billion at the end of 1997. Net debt as a percent of capital was 48.4 percent at September 27, 1998. Raytheon is on track for significant additional debt reduction in the fourth quarter.

          Earnings for the first nine months of 1998 were $772 million, or $2.25 per diluted share, excluding non-recurring items, based on 342.5 million average shares outstanding. Net income for the first nine months of 1997 was $604 million on sales of $9.7 billion, or $2.53 per diluted share, based on 239.0 million average shares outstanding. Including non-recurring items totaling $277 million, net income for the first nine months of 1998 was $495 million, or $1.45 per diluted share, on sales of $14.1 billion.

          This news release contains forward-looking statements concerning the company's financial results and new business awards and should be read in conjunction with cautionary statements contained in "Item 1 - Business" in Raytheon's most recent Form 10-K.
                                               ###

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Raytheon Company
Selected Financial Information
Third Quarter 1998
                               Three Months Ended         Nine Months Ended
(In millions, except per
share amounts)                27-Sep-98   28-Sep-97     27-Sep-98   28-Sep-97

Net sales                      $4,436*     $3,445        $14,088*    $9,669
                               ======      ======        =======     ======
Cost of sales                   3,593       2,636         11,090      7,427
Administrative and
 selling expenses                 321         269          1,039        812
Research and
 development expenses             134         121            432        290
Restructuring and
 special charges                  168           -            252          -
                               ======      ======        =======     ======
   Total operating expenses     4,216       3,026         12,813      8,529
                               ======      ======        =======     ======
Operating income                  220*        419          1,275*     1,140
                               ======      ======        =======     ======
Interest expense                  186         119            552        262
Interest and dividend income       (6)         (9)           (19)       (24)
Other income, net                  (7)        (13)          (109)       (12)
                               ======      ======        =======     ======
Non-operating expense, net        173          97            424        226
                               ======      ======        =======     ======
Income before taxes                47         322            851        914
Federal and foreign
 income taxes                      36         111            356        310
                               ======      ======        =======     ======
Net income                        $11*       $211           $495*      $604
                               ======      ======        =======     ======

Earnings per common share,
 excluding non-recurring items:
   Basic                        $0.87       $0.90          $2.28      $2.56
   Diluted                      $0.86       $0.88          $2.25      $2.53

Earnings per common share:
   Basic                        $0.03       $0.90          $1.46      $2.56
   Diluted                      $0.03       $0.88          $1.45      $2.53

Average common shares outstanding:
   Basic                       337.8**     235.9          338.2**    235.8
   Diluted                     341.5**     240.3          342.5**    239.0

* See supplemental schedule for presentation of amounts excluding non-recurring items.

** Earnings per share calculations for 1998 include 102.6 million shares of Class A common stock issued in December 1997 in connection with the merger with Hughes defense.
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
Raytheon Company
Supplemental Financial Information
Third Quarter 1998

                            Three Months Ended             Nine Months Ended
(In millions, except per
  share amounts)           27-Sep-98  28-Sep-97  Change   27-Sep-98  28-Sep-97  Change

 Net sales, as reported      $4,436     $3,445             $14,088    $9,669
 Non-recurring Item:
   RE&C contracts and
     contract claims            310          -                 310         -
                             ======     ======             =======    ======
Net sales, excluding
  non-recurring item         $4,746     $3,445    38%      $14,398    $9,669      49%
                             ======     ======             =======    ======
Operating income,
 as reported                   $220       $419              $1,275    $1,140
  Non-recurring Items:
   RE&C:
    Contracts and contract
     claims (net of $33 million
     state tax benefit)         277          -                 277         -
    Restructuring (net of $8
     million state tax benefit)  77          -                  77         -

    Commercial Electronics:
     Exit of a business          83          -                  83         -
     Impairment of assets         -          -                  42         -
     Write-down of certain
      assets                      -          -                  42         -
                             ======     ======             =======    ======
Operating income, excluding
     non-recurring items       $657       $419    57%       $1,796    $1,140      58%
                             ======     ======             =======    ======
Net income, as reported         $11       $211                $495      $604
 Non-recurring Items:
   RE&C
    Contracts and contract
     claims                     180          -                 180         -
    Restructuring                50          -                  50         -

    Commercial Electronics:
     Exit of a business          54          -                  54         -
     Impairment of assets         -          -                  27         -
     Write-down of certain
      assets                      -          -                  27         -
     Gain on divestitures         -          -                 (61)        -
                             ======     ======             =======    ======
 Net income, excluding
  non-recurring items          $295       $211    40%         $772      $604      28%
                             ======     ======             =======    ======
 Diluted earnings per share,
  excluding non-recurring
  items                       $0.86      $0.88               $2.25     $2.53

 Diluted shares outstanding   341.5      240.3               342.5     239.0

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
Raytheon Company
Segment Financial Information
Third Quarter 1998
                                                                                   Segment Income
                                            Sales             Segment Income    As a Percent of Sales
 (In millions)                        Three Months Ended    Three Months Ended    Three Months Ended
                                     27-Sep-98  28-Sep-97  27-Sep-98  28-Sep-97  27-Sep-98  28-Sep-97

 Defense Systems                     $1,185                  $250                  21.1%
 Sensors and Electronic Systems         808                   125                  15.5%
 Intelligence, Information and
  Aircraft Integration Systems          651                    79                  12.1%
 Command, Control and Communication
     Systems, Training, Services,
     Commercial Electronics and Other   974                   119                  12.2%
                                     ======                  ====
Total Electronics                     3,618       $2,297      573       $331       15.8%      14.4%

Engineering and Construction            246(1)       554     (261)(1)     27     -106.1%(1)    4.9%
Aircraft                                572          594       68         61       11.9%      10.3%
                                     ======       ======      ====      ====
 Total                               $4,436       $3,445      $380(2)   $419        8.6%(2)   12.2%
                                     ======       ======      ====      ====

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
                                                                                   Segment Income
                                            Sales             Segment Income    As a Percent of Sales
 (In millions)                         Nine Months Ended     Nine Months Ended     Nine Months Ended
                                     27-Sep-98  28-Sep-97  27-Sep-98  28-Sep-97  27-Sep-98  28-Sep-97

 Defense Systems                     $3,616                  $625                  17.3%
 Sensors and Electronic Systems       2,195                   347                  15.8%
 Intelligence, Information and
  Aircraft Integration Systems        2,021                   241                  11.9%
 Command, Control and Communication
     Systems, Training, Services,
     Commercial Electronics and Other 3,178                   328                  10.3%
                                    =======                ======
Total Electronics                    11,010       $6,402    1,541       $874       14.0%      13.7%

Engineering and Construction          1,408(1)     1,618     (198)(1)    116      -14.1%(1)    7.2%
Aircraft                              1,670        1,649      176        150       10.5%       9.1%
                                    =======       ======    ======    ======
 Total                              $14,088       $9,669    $1,519(3) $1,140       10.8%(3)    11.8%
                                    =======       ======    ======    ======

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(1)       Includes a non-recurring charge of $310 million related to Engineering and Construction. Excluding this charge, sales, segment income and segment income as a percent of sales would have been $556 million, $16 million and 2.9%, respectively for the three months ended September
          27, 1998 and $1,718 million, $79 million and 4.6%, respectively for the nine months ended September 27, 1998.

(2) Excludes restructuring charge of $85 million (not including $8 million state tax benefit) related to Engineering and Construction and special charge of $83 million related to Commercial Electronics. Segment income and segment income as a percent of sales, including these non-recurring charges, was $220 million and 5.0% , respectively for the three months ended September 27, 1998.

(3) Excludes Q3 restructuring charge of $85 million (not including $8 million state tax benefit) related to Engineering and Construction, Q3 special charge of $83 million related to Commercial Electronics and Q2 special charge of $84 million related to Intelligence, Information and Aircraft Integration Systems ($8 million) and Commercial Electronics ($76 million). Segment income and segment income as a percent of sales, including these non-recurring charges, was $1,275 million and 9.1% , respectively for the nine months ended September 27, 1998.

Note: Certain prior year amounts have been reclassified to conform to the current year presentation, including the reclassification of Cedarapids Inc. from Engineering and Construction to Commercial Electronics.
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Raytheon Company
Other Information
Third Quarter 1998

 (In millions, except total employees)
                                                   Backlog(1)
                                        27-Sep-98              28-Sep-97

 Total Electronics                       $15,996(2)             $9,107
 Engineering and Construction              3,712                 2,861
 Aircraft                                  2,358(2)              1,543
                                         =======               =======
 Total                                   $22,066               $13,511
                                         =======               =======
 U.S. government-funded backlog,
  included above                         $14,135                $6,706
                                         =======               =======

 Total employees                         114,800                80,700

(1) During the third quarter of 1998, Raytheon changed its method of reporting backlog at certain locations in order to provide consistency. The company includes the full value of contract awards when received, excluding multi-year awards and options. The one-time impact of this change was a $1.1 billion increase to Electronics and a $0.9 billion increase to Engineering and Construction.

(2) Does not include contract awards from the Hellenic Ministry of Defense and Hellenic Air Force.